Exhibit 10.10

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

December 6, 2005

[*]

Vice President, Business Development

Millennium Pharmaceuticals, Inc.

40 Landsdowne Street

Cambridge, MA 02139

Re:	Amendment to the Asset Purchase Agreement by and between Portola Pharmaceuticals, Inc. (“Portola”) and Millennium Pharmaceuticals, Inc. (“MLNM”) dated November 7, 2003 (the “Asset Purchase Agreement”), the License Agreement between Portola and MLNM dated July 30, 2004 (the “License Agreement”), and Agreement to Terminate the System Development Agreement between Portola and MLNM dated December 9, 2004 (the “System Agreement” and together with the Asset Purchase Agreement and License Agreement, the “Agreements”).

Dear [*]:

This letter agreement (the “Letter Agreement”) sets forth our amendment to the provisions of the Asset Purchase Agreement and the License Agreement relating to certain rights granted to MLNM with respect to products developed by Portola under each such agreement, and our agreement to terminate the System Agreement and enter into a new agreement in consideration of cash payments to be made and equity to be issued by Portola pursuant to this Letter Agreement. Capitalized terms not defined in this Letter Agreement shall have the meaning provided in the relevant Agreement. The Letter Date shall be the date this Letter Agreement is countersigned by you.

1. Amendment of Section 2.2 of the License Agreement: The parties hereby agree that Section 2.2 of the License Agreement is hereby amended and restated to read in full as follows:

2.2 Non-exclusive Right of Negotiation. If at any time prior to the [*] anniversary of the Effective Date, Portola decides to discuss with one or more Third Parties the terms under which such Third Party, either alone or together with Portola or Portola’s Affiliate, shall develop and commercialize one or more

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MLN1021 Products, then Portola shall so notify Millennium in writing (a “Notice of Opportunity”) within [*] after Portola’s first discussion with such Third Party. If Millennium is interested in participating in the development and commercialization of such MLN1021 Products, it shall so notify Portola within [*] after its receipt of Portola’s Notice of Opportunity (the “Response Period”), in which case the parties shall discuss in good faith for a period up to [*] following Portola’s receipt of such notice from Millennium (the “Discussion Period”) the terms of an agreement under which Millennium may obtain such rights from Portola. During the Response Period and the Discussion Period (if applicable), Portola may discuss with any Third Party such an opportunity. After expiration of (i) the Response Period, if Millennium does not so notify Portola of its interest in such opportunity within such time period, or (ii) the Discussion Period, if Millennium does so notify Portola of its interest in such opportunity during the Response Period, Portola may execute a definitive agreement for the development and commercialization of such MLN1021 Products with a Third Party.

2. Amendment of Section 1.4 of the Asset Purchase Agreement: The parties hereby agree that Section 1.4 of the Asset Purchase Agreement is hereby amended and restated to read in full as follows:

1.4 Non-exclusive Right of Negotiation for P2Y12 Receptor Antagonist Products. If at any time prior to the [*] anniversary of the Effective Date, Purchaser decides to discuss with one or more Third Parties the terms under which such Third Party, either alone or together with Purchaser or Purchaser’s Affiliate, shall develop and commercialize one or more P2Y12 Receptor Antagonist Products, then Purchaser shall so notify Seller in writing (a “Notice of Opportunity”) within [*] of Portola’s first discussion with such Third Party. If Seller is interested in participating in the development and commercialization of such P2Y12 Receptor Antagonist Products, it shall so notify Purchaser within [*] after its receipt of Purchaser’s notice to Seller (the “Response Period”), in which case the parties shall discuss in good faith for a period of up to [*] following Purchaser’s receipt of such notice from Seller (the “Discussion Period”) the terms of an agreement under which Seller may obtain such rights from Purchaser. During the Response Period and the Discussion Period (if applicable), Purchaser may discuss with any Third Party such an opportunity. After expiration of (i) the Response Period, if Seller does not so notify Purchaser of its interest in such opportunity within such time period, or (ii) the Discussion Period, if Seller does so notify Purchaser of its interest in such opportunity during the Response Period, Purchaser may execute a definitive agreement with a Third Party for the development and commercialization of such P2Y12 Receptor Antagonist Products.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3. Termination of the System Agreement; New Agreement for the System: The parties have agreed to terminate the System Agreement and enter a new agreement, on the terms set forth in the agreement attached hereto as Attachment A

4. Consideration for Letter Agreement. In consideration of MLNM’s agreement to amend Section 1.4 of the Asset Purchase Agreement and Section 2.2 of the License Agreement and to terminate the System Agreement and to enter into a new agreement as provided in Paragraph 3, Portola will pay to MLNM the following consideration:

(a)	Portola shall pay to MLNM $500,000 in cash within [*] after the Letter Date.

(b)	As promptly as practical, bearing in mind the need to obtain stockholder consents, but in any event by [*], Portola shall issue to MLNM that number of shares of Portola Series B Preferred Stock (the “Series B Shares”) equal to $500,000 divided by the price per share of [*]. Portola shall amend its then current Amended and Restated Investors Rights Agreement to cause the Series B Shares to be deemed “Shares” thereunder. If such shares are not issued to MLNM by [*], Portola shall pay MLNM $500,000 cash in lieu of issuing such shares.

(c)	Within [*] after the later of (i) Portola’s entry into a definitive agreement with a Third Party for the development and/or commercialization of MLN1021 Products (as defined in the License Agreement) and (ii) Portola’s entry into a definitive agreement with a Third Party for the development and/or commercialization of P2Y12 Receptor Antagonist Products (as defined in the Asset Purchase Agreement), Portola shall pay to MLNM $250,000 in cash, and shall as promptly as practical (and in any event within [*] after such effective date) issue to MLNM a number of shares of Portola capital stock equal to $250,000 divided by the [*] value of such stock [*]. If at the time of such stock issuance Portola remains a privately-held company, then the shares to be issued to MLNM shall be shares of the [*] stock issued by Portola in its [*] financing and the [*] value per share shall be [*] stock was [*], and Portola shall [*] as were [*] of stock in such financing. If at the time of such stock issuance Portola is a public company, then MLNM will have the option to receive either $250,000 in cash and $250,000 in Portola stock or $500,000 in cash. If MLNM elects to receive cash and stock, then the shares to be issued to MLNM shall be shares of Portola common stock and the [*] value per share shall be equal to [*] price of Portola common stock during the [*] preceding the date upon which such stock is issued. If for any reason Portola does not issue the shares of stock required under this Paragraph 4(c) within the allowed [*] period, then Portola shall pay MLNM cash in the amount of $250,000 in lieu of the stock issuance of equivalent value.

If the above is acceptable to you, please sign below as indicated and return the countersigned copy to me.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Sincerely,

Carol Olson, Executive Vice President

Portola Pharmaceuticals, Inc.

270 East Grand Avenue, Suite 22

South San Francisco, CA 94080

Agreed and Accepted

Millennium Pharmaceuticals, Inc.	Portola Pharmaceuticals, Inc.

/s/ [*]	/s/ Carol Olson
[*],	Carol Olson,
Vice President, Business Development	Executive Vice President

Date: December 6, 2005	Date: December 6, 2005

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Attachment A

Termination and License Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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TERMINATION AND LICENSE AGREEMENT

This Termination and License Agreement (the “Agreement”) is made and entered into as of December 6, 2005 (the “Effective Date”) by and between Millennium Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 40 Landsdowne Street, Cambridge, MA 02139, USA (“Millennium”) and Portola Pharmaceuticals, Inc., a Delaware corporation, having a principal place of business at 270 E. Grand Ave., Suite 22, South San Francisco, CA 94080, USA (“Portola”).

INTRODUCTION

1. Millennium and Portola are biopharmaceutical companies engaged in the research and development of drugs and related activities;

2. Millennium owns certain rights in certain technology relating to a device and method for [*] to obtain [*], including, but not limited to that described in Millennium’s patent application entitled “[*];”

3. Portola owns certain rights in certain patents relating to a method for [*] to obtain [*], and Portola also has experience in designing and testing experimental methods for [*] and related uses and assays;

4. Millennium and Portola entered into the System Development Agreement on December 9, 2004 (the “System Agreement”) under which each Party agreed to work together on furthering the development of [*] system for [*]; and

5. Millennium and Portola now desire to terminate their obligations under such System Agreement and to enter into a new agreement whereby Portola will have the sole right to continue to develop and commercialize the [*] system, and Millennium and [*] third parties will continue to access and use the [*] system in support of certain research programs.

In consideration of the mutual covenants contained in this Agreement and intending to be legally bound, the Parties agree as follows:

SECTION 1 – DEFINITIONS

When used in this Agreement, each of the following terms, whether used in the singular or plural, will have the meanings set forth in this Section 1.

1.1 “Affiliate” means any entity which controls, is controlled by or is under common control with a Party. An entity will be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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1.2 “[*] System” means the version of the [*] system device, existing as of the Effective Date, that has been developed by Millennium and Portola under the System Agreement, including all software and hardware components thereof.

1.3 “Authorized Personnel” means (a) Third Party consultants, contractors and agents of Millennium and/or Millennium’s Affiliates, in each case, that are performing services on behalf of Millennium or its Affiliates; and (b) employees of Millennium and/or its Affiliates.

1.4 “Change of Control” means the occurrence of any of the following events: (a) the approval by shareholders of any Party of a merger or consolidation of such Party with any other corporation, other than a merger or consolidation which would result in the voting securities of such Party outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of such Party or such surviving entity outstanding immediately after such merger or consolidation; (b) the approval by the shareholders of any Party of a plan of complete liquidation of such Party or an agreement for the sale or disposition by any Party of all or substantially all of such Party’s assets; or (c) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of any Party representing fifty percent (50%) or more of the total voting power represented by such Party’s then outstanding voting securities.

1.5 “Confidential Information” means, with respect to a Party, all information of any kind whatsoever (including without limitation, compilations, data, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible embodiments of any of the foregoing, of any kind whatsoever (including without limitation, apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, software, machinery, patent applications, records and reports), which is disclosed by that Party to the other Party hereunder and is marked as confidential at the time of disclosure to the receiving Party or, if disclosed orally, is identified as being confidential at the time of disclosure [*]. Notwithstanding anything to the contrary in this Section 1.5, “Confidential Information” does not include any information or embodiments thereof to the extent which a Party can demonstrate using competent documentation:

(a) is or becomes public or available to the general public other than through the act or default of the receiving Party or its Affiliates or their employees, advisors, consultants, or licensees; or

(b) is obtained by the receiving Party without a duty of confidentiality from a Third Party who lawfully possesses and lawfully discloses such Confidential Information;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(c) is known by the receiving Party or any of its Affiliates prior to disclosure by the other Party under this Agreement and was not obtained or derived directly or indirectly from the other Party or from any disclosure by the owning Party under the System Agreement; or

(d) is independently developed by the receiving Party or its Affiliates without the use of the other Party’s Confidential Information.

1.6 “Control” means possession of the right to transfer or supply Know-How or materials embodying Intellectual Property Rights, or to assign or grant a license or sublicense as provided for in this Agreement, in each case without violating the terms of any agreement or other arrangement with any Third Party.

1.7 “[*]” means that certain [*] having as [*] the [*], which is a [*] containing [*] and [*], and having [*] and the [*], and [*], that [*] of [*] and [*].

1.8 “[*] Third Parties” means a Third Party designated by Millennium or its partner [*] who wishes to [*] pursuant to Section 2.2 (c)(1)(ii) to [*].

1.9 “Intellectual Property Rights” means any and all: (a) rights associated with works of authorship, including, but not limited to, exploitation rights, copyrights, moral rights, and database rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) Patents, designs, algorithms, and other industrial property rights; (e) rights in Know-How and all other intellectual and industrial property and proprietary rights of every kind and nature throughout the universe, whether arising by operation of law, by contract or otherwise; and (f) all registrations, applications, continuations, continuations-in-part, renewals, extensions, combinations, divisions, reexaminations, or reissues of the foregoing.

1.10 “Know-How” means any and all of the following: (a) information (including without limitation, nucleic acid and amino acid sequence information and information relating to the role of a gene in a disorder or disease or relating to the treatment of a disorder or disease); (b) materials (including, without limitation, biological materials such as DNA, RNA, proteins, peptides, plasmids, vectors, cell lines and organisms); (c) data (including, without limitation, pharmacological, toxicological and clinical information and test data); and (d) assays or techniques (including, without limitation, formulae, practices, methods, processes, knowledge and experience), whether or not that information, materials, data, assays or techniques are patentable or may be protected by any other proprietary right.

1.11 “Millennium Technology” means all Intellectual Property Rights which are Controlled by Millennium or its Affiliates as of the Effective Date (including all Intellectual Property Rights Controlled by Millennium or its Affiliates which were developed, conceived or reduced to practice by or on behalf of Millennium in the course of its performance of the System Agreement) that are necessary for the development or commercialization of the [*] System and/or Product, or are [*] or [*] for use with the [*] System. Notwithstanding anything to the contrary, the Millennium Technology excludes any Intellectual Property Rights covering the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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compositions of matter, methods of making or methods of [*] or [*] arising from the Millennium [*], including without limitation, [*].

1.12 “Party” means either Portola or Millennium, as applicable, and “Parties” means Portola and Millennium.

1.13 “Patents” means all: (a) U.S. patents and patent applications existing as of the Effective Date; (b) U.S. patent applications filed after the Effective Date, including any continuations, continuations-in-part, divisions, provisional or any substitute applications; (c) patents issued with respect to the patent applications in (a) or (b); (d) reissues, reexaminations, renewals or extensions (including any supplemental protection certificate) of any such patent in (a) or (c); (e) confirmation patents or registration patents or patents of addition based on any patent; and (f) non-U.S. counterparts of any of the foregoing in (a) – (e).

1.14 “Portola Technology” means all Intellectual Property Rights which are Controlled by Portola or its Affiliates: (a) as of the Effective Date (including all Intellectual Property Rights Controlled by Portola or its Affiliates which were developed, conceived or reduced to practice by or on behalf of Portola in the course of its performance of the System Agreement); or (b) by reason of the development or acquisition by Portola or its Affiliates independently of this Agreement but during the term of this Agreement and that, in each case, are necessary for the practice or use of the [*] System. Notwithstanding anything to the contrary, the Portola Technology excludes any Intellectual Property Rights covering the compositions of matter, methods of making or methods of [*] or [*] arising from the Portola [*].

1.15 “Product” means the [*] System, including any updates and improvements thereto, as such device is developed and commercialized by Portola pursuant to this Agreement.

1.16 “Sublicense Economics” means [*] and [*] received by Portola from a Third Party in consideration for a license or sublicense under the rights granted to Portola in Section 3.1 below, excluding [*] or [*] or [*] or [*], or [*]; provided however, that such license or sublicense has not [*] or [*].

1.17 “Third Party” means any person or entity other than Millennium, Portola or their respective Affiliates.

1.18 “Valid Claim” means (i) an unexpired claim of an issued Patent within the Millennium Technology which has not been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a court or other authority in the subject country; or (ii) a claim of a pending Patent within the Millennium Technology that has been pending for less than [*].

SECTION 2 – TERMINATION OF THE SYSTEM AGREEMENT

2.1 Termination of the System Agreement. Notwithstanding Section 8 of the System Agreement, the Parties agree that effective as of the Effective Date of this Agreement, the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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System Agreement is terminated, and all rights and obligations of the Parties under the System Agreement are terminated except for those rights specifically identified in this Agreement as surviving such termination of the System Agreement.

2.2 Consequences of Termination.

(a) Survival of Provisions under System Agreement. Notwithstanding Section 8.4 of the System Agreement, only the following Sections of the System Agreement (and no others) shall survive the termination of the System Agreement pursuant to this Agreement: Sections 1, 4.1 (as modified by Section 4.3 hereof), 5, 6, 7.2, and 9.

(b) Further Development by Portola. Portola has the right to continue to develop and commercialize the [*] System and the Product, [*].

(c) Continued Access to [*] System by Millennium and [*] Third Parties.

(1) Access to [*] System.

(i) By Millennium. Millennium may submit written notice to Portola requesting access to [*] System(s) at Millennium’s facilities. Upon such request, the Parties shall negotiate the amount that Millennium would compensate Portola for providing such [*] System (excluding Portola’s costs of supporting such [*] System which are handled in Section 2(c)(2)), calculated at Portola’s then current [*] plus [*] in connection with making, transferring and installing such [*] System. Notwithstanding the foregoing, the [*] to be so paid to Portola for any [*] System by Millennium (if the parties agree to [*] of [*]) will not exceed [*] dollars ($[*]) unless otherwise agreed in writing by the Parties or unless Portola [*] in the [*] or [*], which in either case may cause [*] providing such [*] System to increase. Portola will [*] enter into agreements with Millennium to supply and support any [*] Systems provided to Millennium, provided that in the event that Portola does not then have such [*] System for use by Millennium because Portola requires the same for [*] or to fulfill [*], then Portola shall have the right to provide to Millennium a Product instead of [*] System; and further provided that if Portola provides a Product to Millennium, such Product shall be treated as [*] System for purposes of this Agreement. For additional clarity, any additional [*] System or Product, as the case may be, provided by Portola to Millennium shall be subject to the terms and conditions of this Agreement.

(ii) By [*] Third Parties. Portola will permit [*] Third Parties to use [*] Systems in order to conduct scientific research regarding [*] as follows: Portola will [*] enter into agreements with [*] Third Parties to license, supply and support [*] Systems provided to [*] Third Parties; provided, however, it shall not be unreasonable for Portola to refuse to enter into an agreement to [*] Third Party if such Third Party would use such [*] System for research directed to programs or products that would be competitive with Portola’s own programs or products, or if providing and supporting such [*] System would require Portola to allocate to such [*] Third Party more than a reasonable amount of Portola’s resources (in view of its then-existing resources). Furthermore, Portola will [*] in order to conduct scientific

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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research regarding [*], solely to the extent that Portola, in its reasonable discretion, determines that it has sufficient resources to [*] and then has [*] for such purpose, with the negotiations of [*] and [*] also being subject to [*] in the [*]. If an agreements is entered into between Portola and [*] Third Party, such agreement will provide that the [*] Third Party would compensate Portola for its costs to provide the [*] System (excluding support), calculated at Portola’s then current [*] plus [*]. Notwithstanding the foregoing, the [*] to be paid to Portola for any [*] System by [*] Third Party (if the parties agree to [*] of [*]) will not exceed [*] dollars ($[*]) unless otherwise agreed in writing by the Parties or unless Portola [*] in the [*] or [*], which in either case may cause [*] System to increase. Portola may, at its discretion, provide a Product in lieu of [*] System in fulfillment of its obligations under this Section, and such Product shall be treated as [*] System under this Agreement. For the purpose of clarity, Portola shall have no obligation to provide [*] System or Product to [*] Third Party beyond the [*]. In addition, it shall not be unreasonable for the limitations in Section 2.2(c)(3) to be incorporated into any agreement between Portola and [*] Third Party.

(2) Support. During the term of the Agreement, upon Millennium’s and/or [*] Third Party’s reasonable written request, Portola shall provide [*] during normal business hours to enable Millennium and/or such [*] Third Party to continue to access and use the [*] System. Such requested support will be billed separately by Portola at Portola’s then current standard rates per hour for such support.

(3) Limitations. Millennium shall not (nor shall Millennium cause an Affiliate or an Authorized Personnel to) (i) reproduce or modify the [*] System or any portions thereof; (ii) reverse assemble, reverse compile or reverse engineer the [*] System, or otherwise attempt to discover any underlying Intellectual Property Rights thereof; (iii) rent, sell, lease, disclose or otherwise transfer or provide access to the [*] System or any parts thereof, except to the extent permitted under this Agreement; or (iv) alter, destroy or otherwise remove any proprietary notices or labels on or embedded within any part of the [*] System. For clarity, title to any [*] System under this Agreement shall belong solely with Portola. The [*] Systems presently in possession of Third Parties will remain with such Third Parties for a period of [*] following the Effective Date. If an agreement, consistent with Section 2.2(c)(1)(ii), is not reached between Portola and such Third Parties within the [*] period, then Portola shall have the right to remove those [*] Systems and/or cause them to be delivered to Portola, provided [*] associated with the [*] Systems.

(d) Technology Transfer. During the [*] period following the Effective Date, Millennium shall provide reasonable assistance to Portola as necessary to enable Portola to continue to develop and commercialize the [*] System and Product, and Millennium shall provide, without limitation, the items set forth in the Technology Transfer Plan attached hereto as Exhibit A. Millennium shall provide such assistance to Portola at no charge, provided however, Portola shall reimburse Millennium for any reasonable out-of-pocket expenses incurred by Millennium in providing such assistance within [*] days after receiving an invoice therefor from Millennium. Additionally, Millennium shall make available its employees listed in Exhibit B attached hereto, during such [*] period [*] during normal business hours as reasonably

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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requested by Portola to enable Portola efficiently to continue development and commercialization of the [*] System and Product. If such employees are no longer employed by Millennium, Millennium agrees to waive, and hereby does waive, such former employees’ non-compete and nondisclosure obligations or restrictions on use of Millennium’s Confidential Information, solely to the extent necessary to enable such former employees to consult for Portola [*] in connection with the [*] System and Product. Without limiting any of the foregoing sentences, the Parties have agreed to conduct the technology transfer described in this Section 2.2(d) according to the Technology Transfer Plan set forth in Exhibit A attached hereto.

(e) Compensation Under a Commercialization Agreement. If Portola enters into a commercialization agreement with a Third Party for the commercialization of Product by such Third Party, Portola shall pay to Millennium a portion of any Sublicense Economics that Portola receives from such Third Party at [*] at the [*] by Portola and the Third Party. The rate of such payment by Portola to Millennium [*] versus [*] at the time such [*]. Accordingly, [*] such rate and the resulting portion of any Sublicense Economics paid by Portola to Millennium [*].

(f) [*] Under a Commercialization Agreement. If the commercialization agreement entered into by Portola and a Third Party to commercialize the Product [*] or [*] the Product and [*] in connection with development or commercialization of [*], then Portola [*] or [*] the Product and [*].

SECTION 3 – GRANT OF LICENSES

3.1 Portola’s License to Millennium Technology. Millennium and its Affiliates hereby grant to Portola and its Affiliates a worldwide, exclusive license, with the right to grant sublicenses through multiple tiers, under the Millennium Technology, to make, use, sell, offer for sale and import the [*] System and Product; provided however, Millennium shall retain the right to request access to the [*] System(s) pursuant to Section 2.2(c) above.

3.2 Millennium’s License to Portola Technology. Portola hereby grants to Millennium a worldwide, non-exclusive license, without the right to grant sublicenses, under the Portola Technology, to use the [*] System(s) to perform internal research, to permit Affiliates and Authorized Personnel to perform such internal research, and to [*] to conduct research related to [*]; provided, however, that (i) Millennium will not use or permit the [*] System(s) in its possession to be used for [*] product or program that competes with a product or program of Portola’s, and (ii) any such Affiliate or Authorized Personnel shall be subject to all other restrictions and obligations set forth in this Agreement.

3.3 No Further Licenses. Other than as expressly provided in Section 3 of this Agreement, each Party agrees that it will not have been deemed to have been granted any rights, title, or interest in any Intellectual Property Rights of the other Party hereunder. Portola covenants that neither it nor its Affiliates will use the Millennium Technology outside the scope of the license granted in Section 3.1. Millennium covenants that neither it, nor its Affiliates (or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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as to Millennium, any of its Authorized Personnel), will use the Portola Technology outside the scope of the license granted in Section 3.2.

SECTION 4 – INTELLECTUAL PROPERTY

4.1 Ownership of Inventions as of the Effective Date. Each Party will continue to own all inventions and related Intellectual Property Rights that it owned as of the Effective Date.

4.2 Ownership of Inventions after the Effective Date. Except as otherwise provided in this Section 4.2, each Party shall own all inventions made solely by its employees, agents or independent contractors in the course of performing its activities and obligations under this Agreement. Except as otherwise provided in this Section 4.2, all inventions made jointly by employees, agents or independent contractors of each Party in the course of performing their activities and obligations under this Agreement shall be owned jointly by the Parties such that each Party has an undivided one-half interest therein (without a duty of accounting to the other Party). Inventorship shall be determined in accordance with United States patent laws.

4.3 Patent Prosecution.

(a) Sole Inventions. Each Party has the right to continue to file, prosecute and maintain Patents that it owned as of the Effective Date, except as otherwise provided in this Section 4.3. Each Party shall be responsible for filing, prosecuting, and maintaining Patents made solely by its employees, agents or independent contractors in the course of performing its activities and obligations under this Agreement, except as otherwise provided in this Section 4.3. Notwithstanding the forgoing, Portola shall have the first right, but not the obligation, to assume responsibility for prosecuting and maintaining any and all Patents (i) claiming the invention disclosed in Millennium’s patent application entitled “[*]” and having a serial number of [*] and a filing date of [*] and (ii) otherwise Controlled by Millennium, the practice of which would infringe a claim of the foregoing Patents set forth in (i) (determined as if the claims in any such application were issued), at Portola’s expense.

(b) Joint Inventions. Portola has the first right, but not the obligation, to file at its expense, any jointly owned inventions conceived or reduced to practice jointly by employees, consultants or agents of both Parties in the course of performance of their activities and obligations under the System Agreement and/or this Agreement. Additionally, Portola will have the right to prosecute and maintain resulting Patents on such joint inventions.

(c) Back-up Prosecution Rights. If a Party determines that it will not file for patent protection on any invention that relates to the [*] System or any component or use thereof, or continue to prosecute and maintain related Patents on such inventions, in each case for which it has the first responsibility as described in Sections 4.3(a) and 4.3(b), then the other Party shall have the right to assume such responsibility at its expense.

4.4 Infringement by Third Parties. Millennium shall promptly notify Portola in writing of any alleged or threatened infringement of the Millennium Technology or Portola

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Technology which Millennium’s Chief Patent Counsel is notified of in writing. Portola shall have the first right, but not the obligation, to prosecute such infringement arising by the manufacture, use or sale by a Third Party of a product potentially competitive with the [*] System and/or the Product, and shall control such action.

SECTION 5 – CONFIDENTIALITY

5.1 Access. Any Party receiving any Confidential Information from the other Party in connection with this Agreement or the execution, delivery and performance of this Agreement will: (a) keep all that Confidential Information in strict confidence; (b) not disclose that Confidential Information to any Third Party, except that each Party will have the right to disclose that information solely pursuant to Section 5.2; and (c) use that Confidential Information solely in connection with activities permitted under this Agreement. Each receiving Party will permit access to the other Party’s Confidential Information only to those of its employees, Affiliates, and (in the case of Millennium) its Authorized Personnel, who have a need to know such Confidential Information for purposes of this Agreement and who are bound by terms and conditions of confidentiality and non-use substantially equivalent to the obligations in this Section 5.

5.2 Authorized Disclosure. Notwithstanding anything to the contrary, each Party may disclose Confidential Information received from the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) to prepare applicable regulatory filings or to seek patent protection;

(b) to prosecute or defend litigation;

(c) to comply with the rules of a securities exchange; or

(d) to comply with applicable laws, rules, court orders or governmental regulations.

5.3 Third Party Disclosure. Millennium covenants that each permitted Third Party to whom any Confidential Information is disclosed will be informed of its confidential nature and, prior to disclosure, will agree in writing to be bound by terms and conditions of confidentiality and non-use substantially equivalent to the obligations in this Section 5. The Party receiving Confidential Information will ensure that the Confidential Information is not used or disclosed to any person given access by that Party, except as permitted by this Agreement, and that Party will be responsible for any such breach of this Agreement.

5.4 Prior Notice of Required Disclosure. If the receiving Party or any of its Affiliates (or as to Millennium, any of its Authorized Personnel) becomes legally required to disclose any Confidential Information, the receiving Party will give the owning Party reasonably prompt notice so that the disclosing Party may seek a protective order or other appropriate remedy concerning any disclosure. The receiving Party and its Affiliates (and as to Millennium, any of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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its Authorized Personnel) will cooperate reasonably with the disclosing Party in connection with the disclosing Party’s efforts to obtain any order or other remedy. If any order or other remedy does not fully preclude disclosure, or the disclosing Party waives compliance with this Section 5.4, the receiving Party and its Affiliates (and as to Millennium, any of its Authorized Personnel) will make disclosure only to the extent that disclosure is legally required and will use its commercially reasonable efforts to have confidential treatment accorded to the disclosed Confidential Information.

5.5 Duration of Obligations. Each Party’s obligations under this Section 5 with regard to the other Party’s Confidential Information will continue until the [*] anniversary of the expiration or earlier termination of this Agreement.

SECTION 6 – INDEMNIFICATION AND LIMITATION OF LIABILITY

6.1 Millennium’s Indemnification of Portola. Millennium hereby agrees to defend, indemnify and hold harmless Portola, its trustees, directors, officers, employees, attorneys and agents (collectively, the “Portola Indemnitees”) from all claims or demands (including but not limited to those of product liability, personal injury, death or damage to property) made against them (and any related losses, expenses or attorneys’ fees) by Third Parties (collectively, “Claims”) arising from: any Millennium Indemnitee’s negligence, willful misconduct, or breach of obligations or representations under this Agreement, except to the extent any such Claim arises from: (i) [*]; or (ii) any Portola Indemnitee’s negligence, willful misconduct, or breach of obligations or representations under this Agreement. Notwithstanding anything to the contrary in this Section 6.1, Millennium will [*] for any claim that any Millennium Technology or Portola Technology [*].

6.2 Portola’s Indemnification of Millennium. Portola hereby agrees to defend, indemnify and hold harmless Millennium and its directors, officers, employees, and agents, including the [*] Third Parties, (collectively, the “Millennium Indemnitees”) from all Claims: (i) [*] or [*]; or (ii) arising from any Portola Indemnitee’s negligence, willful misconduct, or breach of obligations or representations under this Agreement, except to the extent any such Claim arises from any Millennium Indemnitee’s negligence, willful misconduct, or breach of obligations or representations under this Agreement.

6.3 Limitation of Liability. EXCEPT FOR BREACHES OF SECTION 5 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY OR EITHER PARTY’S AFFILIATES BE LIABLE TO THE OTHER PARTY OR THE OTHER PARTY’S AFFILIATES FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGE.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

15.

SECTION 7 – REPRESENTATIONS AND DISCLAIMER OF WARRANTIES

7.1 Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it has the full right, power and authority to enter into this Agreement; (b) to the knowledge of such Party, there are no existing or threatened actions, suits or claims pending with respect to the subject matter of this Agreement or the right of the Party to enter into and perform its obligations under this Agreement; (c) it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (d) this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms of this Agreement; and (e) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with, or constitute a default under, any of such Party’s contractual obligations.

7.2 Disclaimer. ANY INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY OR OTHER PROPERTY OR RIGHTS, GRANTED OR PROVIDED BY PORTOLA OR MILLENNIUM PURSUANT TO THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS. EXCEPT AS PROVIDED UNDER SECTION 7.1, NEITHER PORTOLA NOR MILLENNIUM MAKE ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, OR MERCHANTABILITY, EXCLUSIVITY OR RESULTS OBTAINED FROM USE. MILLENNIUM MAKES NO WARRANTY OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF THE INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY RIGHTS, OR OTHER PROPERTY OR RIGHTS GRANTED OR PROVIDED BY IT HEREUNDER. EACH PARTY AGREES THAT IT WILL NOT MAKE ANY WARRANTY ON BEHALF OF THE OTHER PARTY OR ITS AFFILIATES, EXPRESS OR IMPLIED, TO ANY ENTITY CONCERNING THE APPLICATION OF OR THE RESULTS TO BE OBTAINED WITH THE INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY RIGHTS OR OTHER PROPERTY OR RIGHTS, GRANTED OR PROVIDED BY THE OTHER PARTY PURSUANT TO THIS AGREEMENT.

SECTION 8 – TERM AND TERMINATION

8.1 Term of Agreement. This Agreement shall become effective on the Effective Date and shall remain in effect, unless earlier terminated pursuant to this Article 8, until the expiration on a country-by-country basis of the last-to-expire Valid Claim claiming the composition or use of the [*] System or Product. Thereafter, the rights granted to Portola under Section 3.1 shall be fully paid-up in such country.

8.2 Elective Termination. Portola shall have, at any time, the right to terminate this Agreement at will in its entirety upon [*] prior written notice to Millennium.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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8.3 Termination for Cause. Each Party may terminate this Agreement in the event of a material breach by the other Party which remains uncured for a period of [*] after the other Party receives written notice of the material breach from the non-breaching Party (which notice shall describe in detail the nature of the breach) to cure such breach (or, if such default cannot be cured within such [*] period, the breaching Party has not commenced actions to cure such default during such [*] period and diligently continue such actions until the cure is effected). Any such termination shall become effective at the end of such [*] period unless the breaching Party has cured any such breach or default prior to the expiration of such [*] period (or, if such default is capable of being cured but cannot be cured within such [*] period, the breaching Party has commenced and diligently continued actions to cure such default provided always that, in such instance, such cure must have occurred within [*] after notice thereof was provided to the breaching Party by the non-breaching Party to remedy such default).

8.4 Termination For Change of Control. Portola may immediately terminate this Agreement in the event of a Change of Control of Millennium by providing written notice to Millennium within [*] of receipt of notice of the Change of Control.

8.5 Effect of Expiration or Termination.

(a) In General. Expiration or termination of the Agreement will not relieve the Parties of any obligation accruing prior to expiration or termination. The rights, powers and remedies under this Agreement will be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity. All of such rights, powers and remedies may be exercised successively or cumulatively.

(b) Termination by Portola.

(1) Elected Termination. Upon termination of this Agreement by Portola under Section 8.2, Sections 1, 2.1, 2.2(a), 3.2, 3.3, 4, 5, 6, 7.2, 8.5 and 9 will survive. Additionally, Millennium and each of the [*] Third Parties existing as of the date of such elective termination by Portola, shall thereafter [*] as of the date of such termination; provided however, Portola shall have no further obligations to Millennium and the [*] Third Parties under Section [*] above.

(2) Termination for Cause, Change of Control. Upon termination of this Agreement by Portola under Sections 8.3 or 8.4, Sections 1, 2.1, 2.2(a), 2.2(b), 2.2(d), 2.2(e), 3.1, 3.3, 4, 5, 6, 7.2, 8.5 and 9 will survive. Additionally, upon termination, the rights under Section 2.2(c) and license under Section 3.2 shall [*] for the [*] and those [*] where the [*] System [*]; provided, however, [*] shall [*] generally. If Portola terminates this Agreement under Sections 8.3 or 8.4, Portola [*], but [*] any [*] that are [*] pursuant to [*]. As [*], such [*] may include [*] to Millennium.

(c) Termination by Millennium for Cause. Upon termination of this Agreement by Millennium under Section 8.3, Sections 1, 2.1, 2.2(a), 3.2, 3.3, 4, 5, 6, 7.2, 8.5 and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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9 will survive. Additionally, Millennium and each of the [*] Third Parties existing as of the date of such termination by Millennium, shall [*] as of the date of such termination by Millennium.

(d) Expiration. Upon expiration of this Agreement under Section 8.1, Sections 1, 2.1, 2.2(a), 2.2(b), 4, 5, 6, 7.2, 8.5 and 9 will survive. Additionally, Millennium and each of the [*] Third Parties existing as of the date of such expiration of this Agreement, shall [*] as of the date of such termination. Thereafter, the rights granted to Portola under Section 3.1 shall be fully paid-up.

SECTION 9 – GENERAL PROVISIONS

9.1 No Use of Name. Neither Party may use the name of the other Party in any form of advertising, press release or public promotion without the prior written approval of such other Party.

9.2 Governing Law. This Agreement will be governed by the substantive laws of the State of Delaware, without regard for any conflicts of laws provisions that would dictate the application of the laws of another jurisdiction. The U.N. Convention of the International Sale of Goods will not apply to this Agreement. English will be the governing language for the construction and interpretation of this Agreement.

9.3 Independent Contractors. The relationship of Portola and Millennium established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to: (a) give either of the Parties the power to direct or control the day-to-day activities of the other Party; (b) constitute the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking; or (c) allow any of the Parties to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

9.4 Dispute Resolution. Should any dispute arise between the Parties relating to this Agreement, the matter will be referred to officers of each Party, or their respective designees, who have the authority to resolve the dispute. Those representatives will negotiate in good faith with the goal of reaching a mutually acceptable resolution as soon as is practicable, but in no event later than [*] after referral. If any unresolved matter is not resolved following referral to the designated representatives pursuant to this Section 9.4, either Party may seek any remedy, at law or in equity, that may be available. Notwithstanding anything to the contrary, a Party may immediately seek injunctive relief that may be available for any breach of the other Party’s obligations under Section 5.

9.5 Assignment. This Agreement may not be assigned or transferred by either of the Parties without the prior written consent of the other Party, which will not be unreasonably withheld, except that either Party may make such an assignment or transfer without the other Party’s consent to either (i) the assigning Party’s Affiliates, or (ii) to a successor to the business or assets of a Party that relate to the subject mater of this Agreement (e.g. a successor to substantially all of a Party’s Technology). Any permitted successor or assignee of rights and/or obligations hereunder will, in a writing to the other Party, expressly assume performance of such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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rights and/or obligations. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 9.5 will be null and void. In addition, except as expressly permitted in this Agreement, neither Party may delegate any of it rights or responsibilities under this Agreement to any Third Party including, but not limited to, non-employee consultants or agents, without the other Party’s prior written consent.

9.6 Entire Agreement. This Agreement, all Exhibits, and any amendments to any of the foregoing, constitute the entire and only agreement between the Parties relating to the subject matter of this Agreement, and all prior negotiations, representations, agreements and understandings are superseded by this Agreement. Each Party will perform any further actions and will execute and deliver any further documents reasonably necessary or proper to carry out the intent of this Agreement.

9.7 Notices. All notices to be given by any Party to this Agreement to the other Party will be in writing, and will be given by certified or registered United States mail, return receipt requested, postage prepaid, to the other, sent by telefax or facsimile transmission, or personally delivered, at the addresses set forth below (or at such other address for a Party has specified by like notice) and will be deemed given when received if sent by facsimile transmission or personally delivered, or if mailed as provided herein, on the second day after it is so placed in the mail.

If to Portola:	Portola Pharmaceuticals, Inc. 270 East Grand Avenue, Suite 22 South San Francisco, CA 94080 Attention: Carol Olson, Executive Vice President Fax: (650) 246-7376

If to Millennium:	Millennium Pharmaceuticals, Inc. 40 Landsdowne Street Cambridge, MA 02139 Attention: General Counsel Fax: (617) 374-0074

9.8 Modification. No modification or amendment to this Agreement will be effective unless assented to in writing by the Parties.

9.9 Waiver. No waiver of any rights will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach of default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

9.10 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement. The remainder of this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Agreement will remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties will negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the Parties’ intent in entering into this Agreement.

9.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument.

9.12 Construction of the Agreement. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. This Agreement was prepared as a result of negotiation and mutual agreement between the Parties. Accordingly, no provisions of this Agreement will be construed against any Party on the basis that the Party drafted this Agreement or any provision. In the event that the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern.

9.13 Force Majeure. Each Party will be excused from performing its obligations under this Agreement if such performance is delayed or prevented by any event beyond such Party’s reasonable control, including without limitation any acts of God, fire, explosion, earthquake, weather, disease, war, terrorism, insurrection, civil strife, riots, government action, labor shortage, or power failure, provided that such performance will be excused only to the extent of and during such disability. Any time specified for completion of performance in the Agreement falling due during or subsequent to the occurrence of any of such events will be automatically extended for a period of time equal to the period of such disability.

Signature page follows

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

20.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

MILLENNIUM PHARMACEUTICALS, INC.		PORTOLA PHARMACEUTICALS, INC.

By:	[*]	By:	/s/ Carol Olson
Name:	[*]	Name:	Carol Olson
Title:	VP	Title:	Executive Vice President
Date:	December 6, 2005	Date:	December 6, 2005

Signature Page for Termination and License Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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EXHIBIT A

TECHNOLOGY TRANSFER PLAN

TECHNOLOGY TRANSFER PLAN FOR THE [*] SYSTEM

General

The following technology transfer plan outlines the transfer of [*] pursuant to the Agreement. [*] Certain capitalized terms are as defined in the Agreement.

Transfer to Portola Site

All items will be [*]

A. Asset Transfer

1. [*] Machines

During the [*] period following the Effective Date, Millennium will [*]. Millennium will [*]

[*]

During the [*] period following the Effective Date, Millennium will [*].

[*][*]

a.	Millennium will also [*].

b.	Millennium will [*].

c.	[*]

2. Computers and Peripherals

a.	During the [*] period following the Effective Date, Millennium will [*]:

[*]                                         [*]

3. [*] Software

a.	Millennium will [*]. In all cases, Millennium [*].

[*] Software

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

22.

[*]	[*]
[*] Software
[*]	[*]
[*] Software
[*]	[*]

b.	Millennium will provide [*].

c.	Any [*].

4. Data and Schematics

a.	During the [*] period following the Effective Date, Millennium will [*]. Notwithstanding the foregoing, during the Term of the Agreement, Millennium [*].

b.	During the [*] period following the Effective Date, Millennium will [*]:

[*]	[*]

c.	During the [*] period following the Effective Date, Millennium will [*][*].

•	[*]

5. Continued access to Platform Technology

a.	During the [*] period following the Effective Date, Millennium will [*].

B. Continued Development

1. [*] to [*]

a.	Portola has [*]:

(i)	[*];

(ii)	[*];

(iii)	[*]; and

(iv)	[*]

b.	Millennium shall [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

23.

EXHIBIT B

EMPLOYEES TO BE MADE AVAILABLE DURING TECHNOLOGY TRANSFER

[*];

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

24.